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                                                                     EXHIBIT 5.1

                     [Letterhead of Dorsey & Whitney LLP]

eFunds Corporation
7272 E. Indian School Road
Suite 420
Scottsdale, Arizona 85251

       Re:  Registration Statement on Form S-8
            eFunds Corporation Stock Incentive Plan for Deluxe Conversion Awards

Ladies and Gentlemen:

       We have acted as counsel to eFunds Corporation, a Delaware corporation (the "Company"), and have advised the Company in connection with the registration under the Securities Act of 1933, as amended, on Form S-8 of 3,350,000 shares (the "Shares") of common stock, par value $.01, of the Company to be offered and sold under the eFunds Corporation Stock Incentive Plan for Deluxe Conversion Awards, as amended (the "Plan").

       We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion set forth below.

       In rendering our opinion set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. As to questions of fact material to our opinion, we have relied upon certificates or representations of officers or employees of the Company and of public officials.

       Based on the foregoing we are of the opinion that the Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

       Our opinion expressed above is limited to the General Corporation Law of the State of Delaware.

       We hereby consent to the filing of this opinion as an exhibit to the registration statement on Form S-8 of the Company relating to the Shares.

Dated: December 8, 2000

                                    Very truly yours,

                                    /s/ Dorsey & Whitney LLP


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